Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement (No. 333-117449) of CBL & Associates Properties, Inc. on Form S-3 of our report dated February 27, 2004, except for Notes 3, 4, 9, 12, and 13, as to which the date is August 20, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144), appearing in the Current Report on Form 8-K/A dated September 13, 2004, to our report dated February 27, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144) on the related financial statement schedules appearing in the Annual Report on Form 10-K/A of CBL & Associates Properties, Inc. for the year ended December 31, 2003, our report dated May 13, 2004 (which report includes an explanatory paragraph relating to the purpose of such financial statements), on the combined statements of certain revenues and certain operating expenses of the Faison Properties for the year ended December 31, 2002, appearing in the Current Report on Form 8-K of CBL & Associates Properties, Inc. dated July 9, 2004, and our reports dated July 9, 2004 and July 30, 2004 (which reports include explanatory paragraphs relating to the purpose of such financial statements), on the statements of certain revenues and certain operating expenses of Greenbrier Mall and Monroeville Mall, respectively, for the year ended December 31, 2003, appearing in the Current Report on Form 8-K of CBL & Associates Properties, Inc. dated September 2, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Atlanta, Georgia
September 14, 2004